November 2012
Pricing Sheet dated November 29, 2012 relating to
Preliminary Terms No. 422 dated November 6, 2012
Registration Statement No. 333-178081
Filed pursuant to Rule 433
STRUCTURED INVESTMENTS
Opportunities in U.S. Equities

PLUS Based on the Value of the Morgan Stanley Mega 30 Index (Price Return) due November 26, 2014
Performance Leveraged Upside SecuritiesSM
PRICING TERMS – NOVEMBER 29, 2012
Issuer:	Morgan Stanley
Maturity date:	November 26, 2014
Underlying index:	Morgan Stanley Mega 30 Index (Price Return)
Aggregate principal amount:	$1,000,000
Payment at maturity:	If final index value is greater than initial index value,
$10 + leveraged upside payment
In no event will the payment at maturity exceed the maximum payment at maturity.
If final index value is less than or equal to initial index value,
$10 × index performance factor
This amount will be less than or equal to the stated principal amount of $10.
Leveraged upside payment:	$10 × leverage factor × index percent increase
Index percent increase:	(final index value – initial index value) / initial index value
Initial index value:	985.81, which is the index closing value on the pricing date
Final index value:	The index closing value on the valuation date
Valuation date:	November 21, 2014, subject to adjustment for non-index business days
Leverage factor:	200%
Index performance factor:	final index value / initial index value
Maximum payment at maturity:	$12.60 per PLUS (126% of the stated principal amount)
Stated principal amount:	$10 per PLUS
Issue price:	$10 per PLUS (see “Commissions and issue price” below)
Pricing date:	November 29, 2012
Original issue date:	December 4, 2012 (3 business days after the pricing date)
CUSIP:	61755S883
ISIN:	US61755S8834
Listing:	The PLUS will not be listed on any securities exchange.
Agent:
Morgan Stanley & Co. LLC (“MS & Co.”), a wholly-owned subsidiary of Morgan Stanley.  See “Supplemental information regarding plan of distribution; conflicts of interest” in the accompanying preliminary terms.

Commissions and issue price:	Price to public(1)	Agent’s commissions(1)(2)	Proceeds to issuer
Per PLUS	$10	$0.225	$9.775
Total	$1,000,000	$22,500	$977,500
(1)
The actual price to public and agent’s commissions for a particular investor may be reduced for volume purchase discounts depending on the aggregate amount of PLUS purchased by that investor.  The lowest price payable by an investor is $9.9250 per PLUS.  Please see “Syndicate Information” on page 20 of the accompanying preliminary terms for further details.

(2)
Selected dealers, including Morgan Stanley Smith Barney LLC (an affiliate of the agent), and their financial advisors will collectively receive from the Agent, MS & Co., a fixed sales commission of $0.225 for each PLUS they sell.  For additional information, see “Supplemental information regarding plan of distribution; conflicts of interest” in the accompanying preliminary terms and  “Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement for PLUS.

The PLUS are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

You should read this document together with the preliminary terms describing the offering and the related product supplement and prospectus, each of which can be accessed via the hyperlinks below.

Preliminary Terms No. 422 dated November 6, 2012
Product Supplement for PLUS dated August 17, 2012            Prospectus dated November 21, 2011

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.